Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 6, 2024, by and among (i) ClimateRock, a Cayman Islands exempted company (“SPAC”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of SPAC (“Holdings”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) GreenRock Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“Company Merger Sub”), and (v) GreenRock Corp, a Cayman Islands exempted company (the “Company”). SPAC, Holdings, SPAC Merger Sub, Company Merger Sub and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement (defined below).

RECITALS:

A. The Parties are parties to that certain Business Combination Agreement made and entered into as of December 30, 2023 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement (as amended from time to time, including by this Amendment, the “Merger Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendments to the Original Agreement.

(a) Section 1.01 of the Original Agreement is hereby amended by deleting the following definitions:

(i) “Company 2024 FY EBITDA Target”

(ii) “Company 2024 FY EBITDA Minimum”

(iii) “EBITDA Excess”

(iv) “Escrow Release Percentage”

(b) Section 1.01 of the Original Agreement is hereby amended by deleting the definitions of “Escrowed Shares” and “Holdings Equity Plan” in their entirety and replacing them with the following:

“Escrowed Share Consideration” means 4,000,000 Holdings Ordinary Shares, each an “Escrowed Share” or collectively, the “Escrowed Shares.”

“Holdings Equity Plan” means the 2025 Equity Incentive Plan of Holdings, in a form to be mutually agreed upon by the Company and SPAC.

(c) Section 1.01 of the Original Agreement is hereby amended by adding the following new definitions:

(i) “Accretion” means Accretion Energies Limited, a company formed under the laws of England and Wales, and its Subsidiaries.

(ii) “Accretion Acquisition” has the meaning specified in Section 7.12(b).

(iii) “Company 2025 FY EBITDA Target” means $25,000,000.

(iv) “Escrow Share Release” has the meaning specified in Section 2.08(c).

(v) “Subsidiary Acquisitions” has the meaning specified in Section 7.12(b).

(vi) “TEP Acquisition” has the meaning specified in Section 7.12(a).

(vii) WindshareFund Acquisition” has the meaning specified in Section 7.12(b).

(viii) WindshareFund Entities” means each of WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund N.V., and their respective Subsidiaries.

(d) Section 2.08(c) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c) Escrowed Shares and Escrow. Of the Holdings Ordinary Shares to be issued as Company Merger Consideration at the Closing, the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent and such Escrowed Shares shall become subject to forfeiture by the Company Shareholders following the Closing as set forth in this Section 2.08(c).

(i) At or prior to the Closing, the Parties and an agent mutually acceptable to SPAC and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the SPAC and the Company (the “Escrow Agreement”), pursuant to which the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent, to be held in a segregated escrow account (the “Escrow Account”). The Company Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Holdings and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while in the Escrow Account shall be paid directly to the Company Shareholders.

(ii) On the date that the Company’s audited financial statements for fiscal year 2025 are filed with the SEC, (A) if the Company Adjusted EBITDA for fiscal year 2025 is less than the Company 2025 FY EBITDA Target, all Escrowed Shares shall be forfeited by the Company Shareholders and surrendered to Holdings for no consideration pursuant to the Cayman Act and the Organizational Documents of Holdings and cancelled, and (B) if the Company Adjusted EBITDA for fiscal year 2025 is equal to or greater than Company 2025 FY EBITDA Target, then all of the Escrowed Shares shall be released proportionately to the Company Shareholders (the “Escrow Share Release”).

(iii) All certificates or book entries representing the Escrowed Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent will be given appropriate stop transfer orders; provided, however, if the Escrowed Shares are to be released to the Company Shareholders pursuant to the Escrow Share Release, such Escrowed Shares shall be promptly released from the Escrow Account to the respective Company Shareholders pro rata and the Parties shall promptly cause the removal of such legend, as applicable, with respect to the applicable Holdings Ordinary Shares and direct such transfer agent that such stop transfer orders are no longer applicable.

(iv) If there is a dispute with respect the calculation of Company Adjusted EBITDA, it shall be submitted to an independent accounting expert mutually agreeable to the Parties (“Independent Expert”) for final resolution. Each Party will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement. It is the intent of the Parties that the activities of the Independent Expert are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Party will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) Section 5.06 of the Original Agreement is hereby amended by deleting the words “May 2, 2024 “and replacing them with “May 2, 2025”.

(f) Section 7.12 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

7.12 Subsidiary Acquisitions.

(a) The Parties acknowledge and agree that after the date of this Agreement but prior to the Closing, the Company shall complete the acquisition of TEP Renewables Limited and its Subsidiaries (collectively, “TEP”, and such acquisition, the “TEP Acquisition”), and that the representations and warranties of the Company with respect to TEP are limited to the representations and warranties received from TEP in the applicable share purchase agreement that were previously provided to SPAC.

(b) The Parties acknowledge and agree that after the date of this Agreement but prior to the Closing, pursuant to share purchase agreements that have been provided to SPAC, Accretion shall acquire all of the equity interests in the WindshareFund Entities (the “WindshareFund Acquisition”) and promptly after the WindshareFund Acquisition, but prior to the Closing, the Company shall acquire all of the equity interests in Accretion (the “Accretion Acquisition”, and together with the TEP Acquisition and the WindshareFund Acquisition, the “Subsidiary Acquisitions”).

(g) Section 8.03(j) of the Original Agreement is hereby deleted in its entirety.

(h) Section 9.01(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by May 2, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 10.01 through 10.09 and Sections 10.11 through 10.16 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

SPAC:

ClimateRock

By:	/s/ Niels Brix
Name:	Niels Brix
Title:	Chairman of Special Committee

HOLDINGS:

CLIMATEROCK HOLDINGS LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

SPAC MERGER SUB:

CLIMATEROCK MERGER SUB LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

COMPANY MERGER SUB:

GREENROCK MERGER SUB CORP

By:	/s/ Per Regnarss
Name:	Per Regnarsson
Title:	Director

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

COMPANY:

GreenRock Corp

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Director

[Signature Page to Amendment to Agreement and Plan of Merger]